EXHIBIT 99.2

OPENLANE, Inc.
Second Quarter 2026 Supplemental Financial Information
August 4, 2026

OPENLANE, Inc.
EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP.
EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses EBITDA and Adjusted EBITDA to evaluate our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies.
The following tables reconcile net income to EBITDA and Adjusted EBITDA for the periods presented:

	Three Months Ended June 30, 2026
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Net income	$15.1	$29.2	$44.3
Add back:
Income taxes	7.4	9.4	16.8
Finance interest expense	—	25.7	25.7
Interest expense, net of interest income	9.0	—	9.0
Depreciation and amortization	19.1	3.2	22.3
EBITDA	50.6	67.5	118.1
Non-cash stock-based compensation	6.9	2.0	8.9
Securitization interest	—	(23.1)	(23.1)
Severance	1.1	—	1.1
Foreign currency gains	(1.2)	—	(1.2)
ERP implementation costs	0.5	0.1	0.6
Realized gain on investment securities	(1.3)	—	(1.3)
Other	0.1	—	0.1
Total addbacks (deductions)	6.1	(21.0)	(14.9)
Adjusted EBITDA	$56.7	$46.5	$103.2

	Three Months Ended June 30, 2025
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Net income	$8.6	$24.8	$33.4
Add back:
Income taxes	7.5	10.8	18.3
Finance interest expense	—	26.9	26.9
Interest expense, net of interest income	1.3	—	1.3
Depreciation and amortization	19.9	3.1	23.0
EBITDA	37.3	65.6	102.9
Non-cash stock-based compensation	3.4	1.0	4.4
Securitization interest	—	(24.4)	(24.4)
Loss on sale of property	7.0	—	7.0
Severance	2.3	0.1	2.4
Foreign currency gains	(5.5)	(0.1)	(5.6)
Total addbacks (deductions)	7.2	(23.4)	(16.2)
Adjusted EBITDA	$44.5	$42.2	$86.7

	Six Months Ended June 30, 2026
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Net income	$36.3	$56.9	$93.2
Add back:
Income taxes	14.6	18.6	33.2
Finance interest expense	—	50.5	50.5
Interest expense, net of interest income	18.7	—	18.7
Depreciation and amortization	38.8	6.4	45.2
EBITDA	108.4	132.4	240.8
Non-cash stock-based compensation	14.5	4.1	18.6
Securitization interest	—	(45.1)	(45.1)
Severance	2.7	0.1	2.8
Foreign currency gains	(1.1)	(0.1)	(1.2)
ERP implementation costs	0.8	0.2	1.0
Impact of Canadian DST related to prior years	(15.9)	—	(15.9)
Realized gain on investment securities	(1.3)	—	(1.3)
Other	0.2	—	0.2
Total addbacks (deductions)	(0.1)	(40.8)	(40.9)
Adjusted EBITDA	$108.3	$91.6	$199.9

	Six Months Ended June 30, 2025
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Net income	$15.9	$54.4	$70.3
Add back:
Income taxes	13.3	20.8	34.1
Finance interest expense	—	54.5	54.5
Interest expense, net of interest income	4.7	—	4.7
Depreciation and amortization	39.6	6.1	45.7
EBITDA	73.5	135.8	209.3
Non-cash stock-based compensation	4.9	1.5	6.4
Securitization interest	—	(49.5)	(49.5)
Loss on sale of property	7.0	—	7.0
Severance	4.3	0.1	4.4
Foreign currency gains	(8.8)	(0.1)	(8.9)
Other	0.7	0.1	0.8
Total addbacks (deductions)	8.1	(47.9)	(39.8)
Adjusted EBITDA	$81.6	$87.9	$169.5
Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters. The following table reconciles net income to EBITDA and Adjusted EBITDA for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	September 30, 2025	December 31, 2025	March 31, 2026	June 30, 2026	June 30, 2026
Net income	$47.9	$59.5	$48.9	$44.3	$200.6
Add back:
Income taxes	8.2	(27.8)	16.4	16.8	13.6
Finance interest expense	28.1	27.3	24.8	25.7	105.9
Interest expense, net of interest income	0.6	9.6	9.7	9.0	28.9
Depreciation and amortization	22.7	23.3	22.9	22.3	91.2
EBITDA	107.5	91.9	122.7	118.1	440.2
Non-cash stock-based compensation	4.4	5.0	9.7	8.9	28.0
Securitization interest	(25.6)	(24.9)	(22.0)	(23.1)	(95.6)
Severance	2.4	2.1	1.7	1.1	7.3
Foreign currency (gains) losses	(1.6)	1.2	—	(1.2)	(1.6)
ERP implementation costs	—	0.6	0.4	0.6	1.6
Impact of Canadian DST related to prior years	—	—	(15.9)	—	(15.9)
Realized gain on investment securities	—	—	—	(1.3)	(1.3)
Other	—	0.1	0.1	0.1	0.3
Total addbacks (deductions)	(20.4)	(15.9)	(26.0)	(14.9)	(77.2)
Adjusted EBITDA	$87.1	$76.0	$96.7	$103.2	$363.0

Results of Operations

OPENLANE Results

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions except per share amounts)	2026	2025	2026	2025
Revenues
Auction and related fees	$259.0	$213.9	$500.8	$412.8
SaaS and other revenue	73.4	63.1	140.9	129.7
Purchased vehicle sales	114.9	98.5	227.1	184.2
Finance revenue	107.3	106.2	213.7	215.1
Total operating revenues	554.6	481.7	1,082.5	941.8
Operating expenses
Cost of services (exclusive of depreciation and amortization)	306.4	254.4	578.1	496.0
Finance interest expense	25.7	26.9	50.5	54.5
Provision for credit losses	8.9	8.7	19.2	18.0
Selling, general and administrative	123.8	114.3	248.2	221.5
Depreciation and amortization	22.3	23.0	45.2	45.7
Loss on sale of property	—	7.0	—	7.0
Total operating expenses	487.1	434.3	941.2	842.7
Operating profit	67.5	47.4	141.3	99.1
Interest expense	10.0	3.1	20.1	7.1
Other income, net	(3.6)	(7.4)	(5.2)	(12.4)
Income before income taxes	61.1	51.7	126.4	104.4
Income taxes	16.8	18.3	33.2	34.1
Net income	$44.3	$33.4	$93.2	$70.3
Amounts attributable to common stockholders
Net income	$44.3	$33.4	$93.2	$70.3
Series A Preferred Stock dividends	(3.3)	(11.1)	(8.6)	(22.2)
Net income attributable to participating securities	(3.4)	(5.6)	(9.3)	(12.0)
Net income attributable to common stockholders	$37.6	$16.7	$75.3	$36.1
Net income per share
Basic	$0.33	$0.16	$0.68	$0.34
Diluted	$0.32	$0.15	$0.67	$0.33
Overview of OPENLANE Results for the Three Months Ended June 30, 2026 and 2025
Overview
For the three months ended June 30, 2026, we had revenue of $554.6 million compared with revenue of $481.7 million for the three months ended June 30, 2025, an increase of 15%. For a further discussion of our operating results, see the segment results discussions below.
Depreciation and Amortization
Depreciation and amortization decreased $0.7 million, or 3%, to $22.3 million for the three months ended June 30, 2026, compared with $23.0 million for the three months ended June 30, 2025. The decrease in depreciation and amortization was primarily the result of assets that have become fully amortized and depreciated.

Interest Expense
Interest expense increased $6.9 million, or 223%, to $10.0 million for the three months ended June 30, 2026, compared with $3.1 million for the three months ended June 30, 2025. The increase in interest expense was primarily the result of new term loan borrowings in the fourth quarter of 2025, partially offset by the repayment of the senior notes in the second quarter of 2025.
Other Income, Net
For the three months ended June 30, 2026, we had other income of $3.6 million compared with$7.4 million for the three months ended June 30, 2025. The decrease in other income was primarily attributable to a decrease in foreign currency gains on intercompany balances of $4.4 million and a net decrease in other miscellaneous items aggregating $0.7 million, primarily a decrease in interest income, partially offset by a $1.3 million realized gain on investment securities.
Income Taxes
We had an effective tax rate of 27.5% for the three months ended June 30, 2026, compared with an effective tax rate of 35.4% for the three months ended June 30, 2025. The effective tax rate for the three months ended June 30, 2025 was unfavorably impacted by an increase in the valuation allowance related to 2025 current year movement of the adjusted U.S. net deferred tax asset.
Additionally, the Organization for Economic Cooperation and Development has published a proposal to establish a new global minimum corporate tax rate of 15%, commonly referred to as Pillar Two. While the U.S. has not adopted the Pillar Two framework into law, numerous countries in which we operate have enacted tax legislation based on the Pillar Two framework with certain components of the minimum tax rules effective beginning in 2024 and further rules becoming effective beginning in 2025 and subsequent years. On January 5, 2026, the OECD announced agreement amongst members that would exclude U.S. parented groups from some taxes imposed by Pillar Two. This agreement allows for the U.S. international tax rules and Pillar Two to operate in parallel. These rules, as well as changes due to the agreement, are not expected to materially impact the Company's consolidated financial statements. The Company will continue to monitor U.S. and global legislative action related to Pillar Two for potential impacts.
Impact of Foreign Currency
For the three months ended June 30, 2026 compared with the three months ended June 30, 2025, the change in the euro exchange rate increased revenue by $2.1 million, operating profit by $0.1 million and net income by $0.1 million. For the three months ended June 30, 2026 compared with the three months ended June 30, 2025, the change in the Canadian dollar exchange rate had no effect on revenue, operating profit and net income.
Overview of OPENLANE Results for the Six Months Ended June 30, 2026 and 2025
Overview
For the six months ended June 30, 2026, we had revenue of $1,082.5 million compared with revenue of $941.8 million for the six months ended June 30, 2025, an increase of 15%. For a further discussion of our operating results, see the segment results discussions below.
Depreciation and Amortization
Depreciation and amortization decreased $0.5 million, or 1%, to $45.2 million for the six months ended June 30, 2026, compared with $45.7 million for the six months ended June 30, 2025. The decrease in depreciation and amortization was primarily the result of assets that have become fully amortized and depreciated.
Interest Expense
Interest expense increased $13.0 million, or 183%, to $20.1 million for the six months ended June 30, 2026, compared with $7.1 million for the six months ended June 30, 2025. The increase in interest expense was primarily the result of new term loan borrowings in the fourth quarter of 2025, partially offset by the repayment of the senior notes in the second quarter of 2025.

Other Income, Net
For the six months ended June 30, 2026, we had other income of $5.2 million compared with$12.4 million for the six months ended June 30, 2025. The decrease in other income was primarily attributable to a decrease in foreign currency gains on intercompany balances of $7.7 million and a net decrease in other miscellaneous items aggregating $0.8 million, primarily a decrease in interest income, partially offset by a $1.3 million realized gain on investment securities.
Income Taxes
We had an effective tax rate of 26.3% for the six months ended June 30, 2026, compared with an effective tax rate of 32.7% for the six months ended June 30, 2025. The effective tax rate for the six months ended June 30, 2025 was unfavorably impacted by an increase in the valuation allowance related to 2025 current year movement of the adjusted U.S. net deferred tax asset.
Additionally, the Organization for Economic Cooperation and Development has published a proposal to establish a new global minimum corporate tax rate of 15%, commonly referred to as Pillar Two. While the U.S. has not adopted the Pillar Two framework into law, numerous countries in which we operate have enacted tax legislation based on the Pillar Two framework with certain components of the minimum tax rules effective beginning in 2024 and further rules becoming effective beginning in 2025 and subsequent years. On January 5, 2026, the OECD announced agreement amongst members that would exclude U.S. parented groups from some taxes imposed by Pillar Two. This agreement allows for the U.S. international tax rules and Pillar Two to operate in parallel. These rules, as well as changes due to the agreement, are not expected to materially impact the Company's consolidated financial statements. The Company will continue to monitor U.S. and global legislative action related to Pillar Two for potential impacts.
Impact of Foreign Currency
For the six months ended June 30, 2026 compared with the six months ended June 30, 2025, the change in the euro exchange rate increased revenue by $11.3 million, operating profit by $0.7 million and net income by $0.5 million. For the six months ended June 30, 2026 compared with the six months ended June 30, 2025, the change in the Canadian dollar exchange rate increased revenue by $4.9 million, operating profit by $1.9 million and net income by $1.0 million.

Marketplace Results

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions, except GMV)	2026	2025	2026	2025
Auction and related fees	$259.0	$213.9	$500.8	$412.8
SaaS and other revenue	73.4	63.1	140.9	129.7
Purchased vehicle sales	114.9	98.5	227.1	184.2
Total Marketplace revenue	447.3	375.5	868.8	726.7
Cost of services*	305.8	254.9	578.0	497.4
Gross profit	141.5	120.6	290.8	229.3
Provision for credit losses	1.4	0.2	2.0	0.5
Selling, general and administrative	109.9	99.9	220.0	194.6
Depreciation and amortization	1.3	1.6	3.0	3.3
Loss on sale of property	—	7.0	—	7.0
Operating profit	$28.9	$11.9	$65.8	$23.9

Commercial vehicles sold	276,000	198,000	514,000	389,000
Dealer consignment vehicles sold	205,000	182,000	399,000	354,000
Total vehicles sold	481,000	380,000	913,000	743,000

Gross merchandise value ("GMV") (in billions)	$10.5	$7.5	$19.6	$14.4
Auction and related fees yield	2.5%	2.9%	2.6%	2.9%
* Includes depreciation and amortization
Overview of Marketplace Results for the Three Months Ended June 30, 2026 and 2025
Total Marketplace Revenue
Revenue from the Marketplace segment increased $71.8 million, or 19%, to $447.3 million for the three months ended June 30, 2026, compared with $375.5 million for the three months ended June 30, 2025. The increase in revenue was primarily attributable to the 27% increase in the number of vehicles sold. For the three months ended June 30, 2026, there were increases in auction and related fees, purchased vehicle sales and SaaS and other revenue. The change in revenue included the impact of an increase in revenue of $2.1 million due to fluctuations in the euro exchange rate.
The 27% increase in the number of vehicles sold was comprised of a 39% increase in commercial vehicles sold and a 13% increase in dealer consignment vehicles sold. The increase in commercial vehicles sold was primarily due to the onboarding of a new private label customer and an increase in off-lease vehicles sold. The GMV of vehicles sold for the three months ended June 30, 2026 and 2025 was approximately $10.5 billion and $7.5 billion, respectively. The year-over-year increase in GMV for the three months ended June 30, 2026 was driven by the increase in vehicles sold and an increase in the average value of vehicles sold.
Auction and Related Fees
Auction and related fees increased $45.1 million, or 21%, to $259.0 million for the three months ended June 30, 2026, compared with $213.9 million for the three months ended June 30, 2025. Yield represents auction and related fees divided by GMV. Yield decreased 40 basis points to 2.5% for the three months ended June 30, 2026, compared with 2.9% for the three months ended June 30, 2025. The year-over-year decrease in consolidated yield for the three months ended June 30, 2026, was driven by an increased mix of commercial vehicles which carry lower yields than the consolidated average, as well as an increase in the average value of vehicles sold.
SaaS and Other Revenue
SaaS and other revenue increased $10.3 million, or 16%, to $73.4 million for the three months ended June 30, 2026, compared with $63.1 million for the three months ended June 30, 2025, primarily as a result of increases in SaaS revenues of $5.4 million, other repossession revenue of $4.8 million and other miscellaneous revenues aggregating approximately $0.1 million.

Purchased Vehicle Sales
The entire selling and purchase price of the vehicle is recorded as revenue and cost of services for purchased vehicles sold, which represent approximately 2% of total vehicles sold. Purchased vehicle sales increased $16.4 million, or 17%, to $114.9 million for the three months ended June 30, 2026, compared with $98.5 million for the three months ended June 30, 2025, primarily as a result of an increase in the number of purchased vehicles sold in the U.S. marketplace, partially offset by a decrease in the average selling price of purchased vehicles sold in the U.S. marketplace, and further offset by a decrease in the number of purchased vehicles sold in Europe, partially offset by an increase in the average selling price of purchased vehicles sold in Europe.
Gross Profit
For the three months ended June 30, 2026, gross profit from the Marketplace segment increased $20.9 million, or 17%, to $141.5 million, compared with $120.6 million for the three months ended June 30, 2025. Gross profit improvements were driven by a $17.1 million net increase in auction and service volumes (which is net of a decrease resulting from a higher mix of commercial vehicles sold and partially offset by $4.9 million of transportation margin compression). The gross profit improvement also included a $2.7 million increase from pricing and a $1.5 million benefit resulting from the absence of Canadian DST expense for the current period (see below). These improvements were partially offset by a decrease in other miscellaneous items aggregating $0.4 million.
Gross profit from the Marketplace segment was 31.6% of revenue for the three months ended June 30, 2026, compared with 32.1% of revenue for the three months ended June 30, 2025. Gross profit as a percentage of revenue decreased for the three months ended June 30, 2026 as compared with the three months ended June 30, 2025, primarily due to reduced margins in transportation services as a result of elevated fuel prices in North America, and an increase in purchased vehicle sales, partially offset by higher pricing and increased auction and service volumes.
As of March 31, 2026, the Company recorded a receivable of $10.0 million (C$13.9 million) within trade receivables on the consolidated balance sheet, representing the refund due for amounts previously remitted to the Canada Revenue Agency for the repeal of the Canadian Digital Services Tax in March 2026. In the second quarter of 2026, the Company received the full cash refund.
Provision for Credit Losses
Provision for credit losses from the Marketplace segment increased $1.2 million, or 600%, to $1.4 million for the three months ended June 30, 2026, compared with $0.2 million for the three months ended June 30, 2025, mainly as a result of growth in the Marketplace business.
Selling, General and Administrative
Selling, general and administrative expenses from the Marketplace segment increased $10.0 million, or 10%, to $109.9 million for the three months ended June 30, 2026, compared with $99.9 million for the three months ended June 30, 2025, primarily as a result of increases in sales-related expenses of $3.8 million, stock-based compensation of $3.4 million, compensation expense of $1.9 million, professional fees of $1.1 million and other miscellaneous expenses aggregating $1.2 million, partially offset by a decrease in severance of $1.4 million.
Loss on Sale of Property
In April 2025, the Company closed on the sale of excess property in Montreal that was originally purchased as part of the December 2023 Manheim Canada acquisition. This transaction resulted in a loss on sale of approximately $7.0 million in the second quarter of 2025.
Overview of Marketplace Results for the Six Months Ended June 30, 2026 and 2025
Total Marketplace Revenue
Revenue from the Marketplace segment increased $142.1 million, or 20%, to $868.8 million for the six months ended June 30, 2026, compared with $726.7 million for the six months ended June 30, 2025. The increase in revenue was primarily attributable to the 23% increase in the number of vehicles sold. For the six months ended June 30, 2026, there were increases in auction and related fees, purchased vehicle sales and SaaS and other revenue. The change in revenue included the impact of an increase in revenue of $15.2 million due to fluctuations in the euro and Canadian dollar exchange rates.

The 23% increase in the number of vehicles sold was comprised of a 32% increase in commercial vehicles sold and a 13% increase in dealer consignment vehicles sold. The increase in commercial vehicles sold was primarily due to the onboarding of a new private label customer and an increase in off-lease vehicles sold. The GMV of vehicles sold for the six months ended June 30, 2026 and 2025 was approximately $19.6 billion and $14.4 billion, respectively. The year-over-year increase in GMV for the six months ended June 30, 2026 was driven by the increase in vehicles sold and an increase in the average value of vehicles sold.
Auction and Related Fees
Auction and related fees increased $88.0 million, or 21%, to $500.8 million for the six months ended June 30, 2026, compared with $412.8 million for the six months ended June 30, 2025. Yield represents auction and related fees divided by GMV. Yield decreased 30 basis points to 2.6% for the six months ended June 30, 2026, compared with 2.9% for the six months ended June 30, 2025. The year-over-year decrease in consolidated yield for the six months ended June 30, 2026, was driven by an increased mix of commercial vehicles which carry lower yields than the consolidated average, as well as an increase in the average value of vehicles sold.
SaaS and Other Revenue
SaaS and other revenue increased $11.2 million, or 9%, to $140.9 million for the six months ended June 30, 2026, compared with $129.7 million for the six months ended June 30, 2025, primarily as a result of increases in SaaS revenues of $6.6 million and other repossession revenue of $5.1 million, partially offset by net decreases in other miscellaneous revenues aggregating approximately $0.5 million.
Purchased Vehicle Sales
The entire selling and purchase price of the vehicle is recorded as revenue and cost of services for purchased vehicles sold, which represent approximately 2% of total vehicles sold. Purchased vehicle sales increased $42.9 million, or 23%, to $227.1 million for the six months ended June 30, 2026, compared with $184.2 million for the six months ended June 30, 2025, primarily as a result of an increase in the number of purchased vehicles sold in the U.S. marketplace.
Gross Profit
For the six months ended June 30, 2026, gross profit from the Marketplace segment increased $61.5 million, or 27%, to $290.8 million, compared with $229.3 million for the six months ended June 30, 2025. Gross profit improvements were driven by a $32.2 million net increase in auction and service volumes (which is net of a decrease resulting from a higher mix of commercial vehicles sold and partially offset by $5.9 million of transportation margin compression). The gross profit improvement also included an $18.8 million benefit related to the rescission of the digital services tax in Canada (see below), which includes a $15.9 million reversal of previously recognized expense and a $2.9 million benefit from the absence of expense for the current period. Additional drivers include a $12.0 million increase from pricing, partially offset by a decrease in other miscellaneous items aggregating $1.5 million.
Gross profit from the Marketplace segment was 33.5% of revenue for the six months ended June 30, 2026, compared with 31.6% of revenue for the six months ended June 30, 2025. Gross profit as a percentage of revenue increased for the six months ended June 30, 2026 as compared with the six months ended June 30, 2025, primarily due to the reversal of the Canadian digital services tax, higher pricing and increased auction and service volumes, partially offset by reduced margins in transportation services as a result of elevated fuel prices in North America in the second quarter of 2026. The $18.8 million benefit related to the rescission of the Canadian digital service tax increased gross profit as a percentage of revenue by 2.2%.
On June 28, 2024, Canada enacted a new 3% Digital Services Tax (“Canadian DST”) on certain online revenues, including online marketplace service revenues, of companies with consolidated revenues of at least €750 million. On March 26, 2026, Canada enacted a bill (C-15) including the repeal of the Canadian DST. This repeal is retroactive and applies to all periods since the tax's original inception. Consequently, the Company recorded an expense reversal of $15.9 million in the first quarter of 2026 (representing expense recorded in 2025 and prior periods, of which $2.9 million was recorded as expense in the first six months of 2025). As of March 31, 2026, the Company recorded a receivable of $10.0 million (C$13.9 million) within trade receivables on the consolidated balance sheet, representing the refund due for amounts previously remitted to the Canada Revenue Agency. In the second quarter of 2026, the Company received the full cash refund.

Provision for Credit Losses
Provision for credit losses from the Marketplace segment increased $1.5 million, or 300%, to $2.0 million for the six months ended June 30, 2026, compared with $0.5 million for the six months ended June 30, 2025, mainly as a result of growth in the Marketplace business.
Selling, General and Administrative
Selling, general and administrative expenses from the Marketplace segment increased $25.4 million, or 13%, to $220.0 million for the six months ended June 30, 2026, compared with $194.6 million for the six months ended June 30, 2025, primarily as a result of increases in stock-based compensation of $9.6 million, sales-related expenses of $6.5 million, compensation expense of $4.9 million, travel expenses of $1.8 million, incentive-based compensation of $1.5 million, information technology costs of $1.0 million, supplies expense of $0.9 million, fluctuations in the Canadian exchange rate of $0.9 million and other miscellaneous expenses aggregating $0.4 million, partially offset by a decrease in severance of $2.1 million.
Loss on Sale of Property
In April 2025, the Company closed on the sale of excess property in Montreal that was originally purchased as part of the December 2023 Manheim Canada acquisition. This transaction resulted in a loss on sale of approximately $7.0 million in the second quarter of 2025.

Finance Results

	As of and for the Three Months Ended June 30,		As of and for the Six Months Ended June 30,
(Dollars in millions)	2026	2025	2026	2025
Finance revenue
Interest revenue	$56.5	$55.2	$111.4	$112.4
Fee and other revenue	50.8	51.0	102.3	102.7
Total Finance revenue	107.3	106.2	213.7	215.1
Finance interest expense	25.7	26.9	50.5	54.5
Net Finance margin	81.6	79.3	163.2	160.6
Finance provision for credit losses	7.5	8.5	17.2	17.5
Cost of services (exclusive of depreciation and amortization)	18.4	17.8	35.9	34.9
Selling, general and administrative	13.9	14.4	28.2	26.9
Depreciation and amortization	3.2	3.1	6.4	6.1
Operating profit	$38.6	$35.5	$75.5	$75.2
Portfolio Performance Information
Floorplans originated	277,000	264,000	539,000	528,000
Floorplans curtailed*	147,000	145,000	315,000	315,000
Total loan transaction units	424,000	409,000	854,000	843,000
Total receivables managed	$2,622.5	$2,347.4	$2,622.5	$2,347.4
Average receivables managed**	$2,559.2	$2,337.7	$2,501.7	$2,350.8
Allowance for credit losses	$30.0	$19.0	$30.0	$19.0
Allowance for credit losses as a percentage of total receivables managed	1.1%	0.8%	1.1%	0.8%
Annualized finance provision for credit losses as a percentage of average receivables managed	1.2%	1.5%	1.4%	1.5%
Receivables delinquent as a percentage of total receivables managed	0.6%	0.3%	0.6%	0.3%
* Floorplans curtailed represent existing loans that customers opt to extend beyond the initial term upon the customer making a partial principal payment and payment of accrued interest and fees.
** Average receivables managed is calculated based on the daily ending balance of total receivables managed.

Yields (Annualized)	Three Months Ended June 30,		Six Months Ended June 30,
% of Average Receivables Managed	2026	2025	2026	2025
Finance revenue yield
Interest revenue	8.9%	9.5%	9.0%	9.6%
Fee and other revenue	7.9%	8.7%	8.2%	8.8%
Total Finance revenue yield	16.8%	18.2%	17.2%	18.4%
Finance interest expense	4.0%	4.6%	4.0%	4.6%
Net Finance margin	12.8%	13.6%	13.2%	13.8%
Overview of Finance Results for the Three Months Ended June 30, 2026 and 2025
Revenue
For the three months ended June 30, 2026, the Finance segment revenue increased $1.1 million, or 1%, to $107.3 million, compared with $106.2 million for the three months ended June 30, 2025. The increase in revenue was primarily the result of a 4% increase in loan transaction units (vehicle finance transactions) and an increase in loan values, partially offset by decreases in interest yields driven by a decrease in average prime rates.

Finance Interest Expense
For the three months ended June 30, 2026, finance interest expense decreased $1.2 million, or 4%, to $25.7 million, compared with $26.9 million for the three months ended June 30, 2025. The decrease in finance interest expense was attributable to an approximately 0.6% decrease in the average interest rate on the securitization obligations, partially offset by an increase in the average balance on the AFC securitization obligations.
Net Finance Margin (Annualized)
For the three months ended June 30, 2026, the net Finance margin percent decreased 0.8% to 12.8%, compared with 13.6% for the three months ended June 30, 2025. The decrease was attributable to a 0.8% decrease in fee and other revenue yield driven by increasing loan values and other fee changes. The net interest yield was 4.9% for the three months ended June 30, 2026 and 2025.
Finance Provision for Credit Losses
For the three months ended June 30, 2026, the finance provision for credit losses decreased $1.0 million, or 12%, to $7.5 million, compared with $8.5 million for the three months ended June 30, 2025. The provision for credit losses decreased to 1.2% of the average receivables managed for the three months ended June 30, 2026 from 1.5% for the three months ended June 30, 2025. The provision for credit losses is expected to be approximately 2% or under, on a long-term basis, of the average receivables managed balance. However, the actual losses in any particular quarter or year could deviate from this range.
Cost of Services
For the three months ended June 30, 2026, cost of services for the Finance segment increased $0.6 million, or 3%, to $18.4 million, compared with $17.8 million for the three months ended June 30, 2025. The increase in cost of services was primarily the result of an increase in compensation expense of $1.1 million, partially offset by a decrease in inventory audit expense of $0.5 million.
Selling, General and Administrative
Selling, general and administrative expenses for the Finance segment decreased $0.5 million, or 3%, to $13.9 million for the three months ended June 30, 2026, compared with $14.4 million for the three months ended June 30, 2025 primarily as a result of decreases in compensation expense of $0.4 million, incentive-based compensation of $0.3 million, postage expense of $0.3 million and other miscellaneous expenses aggregating $0.5 million, partially offset by an increase in stock-based compensation of $1.0 million.
Overview of Finance Results for the Six Months Ended June 30, 2026 and 2025
Revenue
For the six months ended June 30, 2026, the Finance segment revenue decreased $1.4 million, or 1%, to $213.7 million, compared with $215.1 million for the six months ended June 30, 2025. The decrease in revenue was primarily the result of decreases in interest yields driven by a decrease in average prime rates, partially offset by an increase in loan values and a 1% increase in loan transaction units (vehicle finance transactions).
Finance Interest Expense
For the six months ended June 30, 2026, finance interest expense decreased $4.0 million, or 7%, to $50.5 million, compared with $54.5 million for the six months ended June 30, 2025. The decrease in finance interest expense was attributable to an approximately 0.7% decrease in the average interest rate on the securitization obligations, partially offset by an increase in the average balance on the AFC securitization obligations.
Net Finance Margin (Annualized)
For the six months ended June 30, 2026, the net Finance margin percent decreased 0.6% to 13.2%, compared with 13.8% for the six months ended June 30, 2025. The decrease was attributable to a 0.6% decrease in fee and other revenue yield driven by increasing loan values and other fee changes. The net interest yield was approximately 5.0% for the six months ended June 30, 2026 and 2025.

Finance Provision for Credit Losses
For the six months ended June 30, 2026, the finance provision for credit losses decreased $0.3 million, or 2%, to $17.2 million, compared with $17.5 million for the six months ended June 30, 2025. The provision for credit losses decreased to 1.4% of the average receivables managed for the six months ended June 30, 2026 from 1.5% for the six months ended June 30, 2025. The provision for credit losses is expected to be approximately 2% or under, on a long-term basis, of the average receivables managed balance. However, the actual losses in any particular quarter or year could deviate from this range.
Cost of Services
For the six months ended June 30, 2026, cost of services for the Finance segment increased $1.0 million, or 3%, to $35.9 million, compared with $34.9 million for the six months ended June 30, 2025. The increase in cost of services was primarily the result of increases in compensation expense of $2.2 million and other miscellaneous expenses aggregating $0.1 million, partially offset by decreases in inventory audit expense of $1.0 million and incentive-based compensation of $0.3 million.
Selling, General and Administrative
Selling, general and administrative expenses for the Finance segment increased $1.3 million, or 5%, to $28.2 million for the six months ended June 30, 2026, compared with $26.9 million for the six months ended June 30, 2025 primarily as a result of an increase in stock-based compensation of $2.6 million, partially offset by decreases in postage expense of $0.6 million, professional fees of $0.4 million and other miscellaneous expenses aggregating $0.3 million.
Select Finance Balance Sheet Items

(Dollars in millions)	June 30, 2026	December 31, 2025
Tangible Assets
Total assets	$2,970.2	$2,763.6
Intangible assets	257.2	258.2
Tangible assets	$2,713.0	$2,505.4

Tangible parent equity
Total parent equity***	$821.7	$792.6
Intangible assets	257.2	258.2
Tangible parent equity***	$564.5	$534.4
*** Parent equity represents OPENLANE's net investment in AFC. Tangible parent equity is a non-GAAP measure of AFC's capital.

LIQUIDITY AND CAPITAL RESOURCES
As of June 30, 2026, our sources of liquidity consisted of cash on hand, working capital and amounts available under our Revolving Credit Facilities. Our principal ongoing sources of liquidity consist of cash generated by operations and borrowings under our Revolving Credit Facilities.

(Dollars in millions)	June 30, 2026	December 31, 2025	June 30, 2025
Cash and cash equivalents	$189.7	$141.5	$119.1
Working capital	478.3	407.7	395.4
Amounts available under the Revolving Credit Facilities	405.7	409.9	410.9
Cash provided by operating activities for the six months ended	212.4		194.2
We regularly evaluate alternatives for our capital structure and liquidity given our expected cash flows, growth and operating capital requirements as well as capital market conditions.
Summary of Cash Flows

	Six Months Ended June 30,
(Dollars in millions)	2026	2025
Net cash provided by (used by):
Operating activities	$212.4	$194.2
Investing activities	(243.3)	(29.4)
Financing activities	76.8	(218.9)
Effect of exchange rate on cash	(13.5)	19.2
Net increase (decrease) in cash, cash equivalents and restricted cash	$32.4	$(34.9)
Cash flow from operating activities Net cash provided by operating activities was $212.4 million for the six months ended June 30, 2026, compared with$194.2 million for the six months ended June 30, 2025. Cash provided by operating activities for the six months ended June 30, 2026 consisted primarily of cash earnings and an increase in accounts payable and accrued expenses, partially offset by an increase in trade receivables and other assets. Cash provided by operating activities for the six months ended June 30, 2025 consisted primarily of cash earnings and an increase in accounts payable and accrued expenses, partially offset by an increase in trade receivables and other assets. The increase in operating cash flow was primarily attributable to increased profitability, partially offset by changes in operating assets and liabilities as a result of the timing of collections and disbursement of funds to consignors for marketplace sales held near period-ends.
Changes in AFC’s accounts payable balance are presented in cash flows from operating activities, while changes in AFC’s finance receivables are presented in cash flows from investing activities and changes in AFC's obligations collateralized by finance receivables are presented in cash flows from financing activities. Variations in these balances can lead to significant fluctuations across operating, investing and financing cash flows. Growth and contraction in AFC’s finance receivables portfolio can result in significant swings in cash flows in a given period as approximately 70% to 75% of AFC’s finance receivables portfolio is funded through its securitization facilities with the remainder funded through other sources of liquidity including cash on hand and working capital.
Cash flow from investing activities Net cash used by investing activities was $243.3 million for the six months ended June 30, 2026, compared with$29.4 million for the six months ended June 30, 2025. The cash used by investing activities for the six months ended June 30, 2026 was primarily from an increase in finance receivables held for investment and purchases of property, equipment and computer software. The cash used by investing activities for the six months ended June 30, 2025 was primarily from an increase in finance receivables held for investment and purchases of property, equipment and computer software, partially offset by proceeds from the sale of property.
Cash flow from financing activities Net cash provided by financing activities was $76.8 million for the six months ended June 30, 2026, compared with net cash used by operating activities of $218.9 million for the six months ended June 30, 2025. The cash provided by financing activities for the six months ended June 30, 2026 was primarily due to a net increase in obligations collateralized by finance receivables, partially offset by repurchases and retirement of common stock. The cash used by financing activities for the six months ended June 30, 2025 was primarily due to payments on long-term debt, repayments on lines of credit and dividends paid on the Series A Preferred Stock, partially offset by a net increase in obligations collateralized by finance receivables.